UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 2, 2009
Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25370	45-0491516
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01	Entry into a Material Definitive Agreement
On December 2, 2009, Rent-A-Center, Inc. (the “Company”) entered into a First Amendment (the “First Amendment”) to the Third Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of November 15, 2006, among the Company, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto (the “Existing Credit Agreement” and, as amended by the First Amendment, the “Amended Credit Agreement”). The Amended Credit Agreement provides for a $999 million senior credit facility, consisting of a previously fully funded $165 million term loan (the “Tranche A Term Facility” with loans thereunder being the “Tranche A Term Loans”), a previously fully funded $484 million term loan (the “Tranche B Term Facility” with loans thereunder being the “Tranche B Term Loans”) and a $350 million revolving facility (the “Revolving Facility” with the loans thereunder being the “Revolving Loans”).
Pursuant to the Amended Credit Agreement, the Tranche A Term Facility is divided into two equal sub-tranches of $82.5 million each, referred to as the “Existing Tranche A Term Loans” and the “Extended Tranche A Term Loans”. The Existing Tranche A Term Loans mature on June 30, 2011 and are repayable in seven consecutive quarterly installments of (i) $2.5 million from December 31, 2009 through June 30, 2010 and (ii) $18.75 million from September 30, 2010 through June 30, 2011. The Extended Tranche A Term Loans mature on September 30, 2013 and are repayable in 16 consecutive quarterly installments of (i) $2.5 million from December 31, 2009 through September 30, 2012 and (ii) $13.125 million from December 31, 2012 through September 30, 2013. Under the Amended Credit Agreement, the Tranche B Term Facility is divided into two sub-tranches of approximately $184 million and $300 million, referred to as the “Existing Tranche B Term Loans” and the “Extended Tranche B Term Loans”, respectively. The Existing Tranche B Term Loans mature on June 30, 2012 and are repayable in 11 consecutive quarterly installments of (i) $0.6 million from December 31, 2009 through June 30, 2011, (ii) approximately $20.2 million on September 30, 2011, (iii) approximately $37.3 million on December 31, 2011, and (iv) approximately $61.0 million from March 31, 2012 through June 30, 2012. The Extended Tranche B Term Loans mature on March 31, 2015 and are repayable in 22 consecutive quarterly installments of (i) $0.75 million from December 31, 2009 through March 31, 2014 and (ii) approximately $71.6 million from June 30, 2014 through March 31, 2015. Additionally, pursuant to the First Amendment, the Revolving Facility has been reduced to $350 million and extended from July 13, 2011 to September 30, 2013.
Borrowings under the Amended Credit Agreement accrue interest at varying rates equal to, at the Company’s election, either (y) ABR (as defined in the Amended Credit Agreement) plus the Applicable Margin (as described below) or (z) the Eurodollar rate plus the Applicable Margin. The Applicable Margin equals (i) with respect to revolving loans, swing line loans and Tranche A Term loans, a per annum rate, which fluctuates depending upon an increase or decrease in the Company’s consolidated leverage ratio, as defined by a pricing grid included in the Amended Credit Agreement; (ii) with respect to Tranche B Existing Term Loans, 0.75% in the case of ABR Loans and 1.75% in the case of Eurodollar loans and (iii) with respect to the Tranche B Extended Term Loans, 2.0% in the case of ABR Loans and 3.0% in the case of Eurodollar loans.

A commitment fee equal to 0.5% to 0.625% of the average daily amount of the available revolving commitment is payable by the Company on a quarterly basis.
The Amended Credit Agreement also permits the Company to increase the amount of the Tranche A Extended Term Loans, the Tranche B Extended Term Loans and/or the Revolving Loans from time to time on up to 3 occasions, in an aggregate amount of up to $150 million, provided that the Company is not in default at the time and has obtained the consent of administrative agent and the lenders providing such increase.
In addition, the Amended Credit Agreement requires the Company to satisfy certain financial covenants, each of which generally remain the same as set forth in the Existing Credit Agreement. The Amended Credit Agreement also increases the general additional debt permitted to be incurred by the Company and its subsidiaries from $150 million to $300 million and provides for the additional limitation that the aggregate amount of indebtedness incurred by all of the Company’s subsidiaries is not to exceed $50 million at any one time outstanding.
The description of the First Amendment and the Amended Credit Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the First Amendment and the text of the Amended Credit Agreement attached as Exhibit A thereto, filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated herein by reference.
The press release announcing the entering into of the First Amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Arrangement of a Registrant
The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statement and Exhibits
10.1	First Amendment, dated as of December 2, 2009, to Third Amended and Restated Credit Agreement, among Rent-A-Center, Inc., the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agent parties thereto

99.1	Press Release, dated December 3, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.
Date: December 8, 2009
	By:	/s/ Mark E. Speese
		Name:	Mark E. Speese
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Title
10.1	First Amendment, dated as of December 2, 2009, to Third Amended and Restated Credit Agreement, among Rent-A-Center, Inc., the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agent parties thereto

99.1	Press Release, dated December 3, 2009

5